SUB-ITEM 77-E   LEGAL PROCEEDINGS
Since February 2004, Federated
and related entities
(collectively, "Federated") have been
named as defendants in several
lawsuits, that were consolidated
into a single action in the
United States District Court for
 the Western District of Pennsylvania,
alleging excessive advisory
fees involving one of the
Federated-sponsored mutual
funds.  Without admitting the
validity of
any claim, Federated reached
a final settlement with the
Plaintiffs in these cases in April 2011.